PRESS RELEASE


FOR IMMEDIATE RELEASE                                 CONTACT:


Titanium Metals Corporation                           Joseph S. Compofelice
1999 Broadway, Suite 4300                             Chief Financial Officer
Denver, Colorado   80202                              281-423-3303



          TIMET AND VALINOX WELDED ANNOUNCE WELDED TUBING JOINT VENTURE


      DENVER, COLORADO . . . March 26, 1997 . . . Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) announced today that it has executed definitive agreements with Valinox Welded, a world-class specialist in the market for welded tubing products, to form a joint venture, "Valtimet", that will own and operate the welded tubing businesses of both parties. Valtimet will be 54%- owned by Valinox Welded and 46%-owned by TIMET. Pro forma combined sales of the joint venture for 1996 were approximately $110 million.

      TIMET currently manufactures welded titanium tubing in Morristown, Tennessee and Toronto, Ohio. Valinox Welded manufactures welded tubing, principally stainless steel and titanium, in Les Laumes, France and in China through its majority-controlled subsidiary, Changzhou Valinox Great Wall Welded Tube Limited. As part of the transaction, the joint venture will acquire the facilities in Tennessee and France, Valinox Welded s interest in the Chinese manufacturer, and the equipment currently utilized in TIMET s Ohio tubing operations.

      Valtimet takes advantage of the respective strengths of both parties to enhance the manufacturing capabilities at each location, thereby improving customer service and fostering the greater use of welded tubing manufactured from titanium and other materials. Valtimet will be strategically positioned to emphasize a market-oriented approach offering multi-material tubing solutions (including bent and finned tubing) to its worldwide customers from three geographically diverse manufacturing locations.

      From TIMET s perspective, the transaction furthers two key strategic objectives. First, it allows TIMET, which will be the key long-term supplier of titanium strip product to the joint venture, to focus on its preferred role as the producer of high-quality intermediate strip-related products. In addition, it permits TIMET an opportunity to partner closely with a recognized leader in the manufacture of welded tubing with a view to capitalizing upon Valinox
Welded s considerable expertise and strong reputation in the field to significantly expand the uses for titanium.

      The transaction, which remains subject to certain regulatory and lender approvals, is expected to close during the second quarter of 1997.

      TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.